[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                                  EXHIBIT 10.1






                      GANES CHEMICALS INC.






                           ALTEON INC.






                   ___________________________


                         SUPPLY AGREEMENT

                   ____________________________














                         September 12, 1997

                       TABLE OF CONTENTS
                                                             Page

1.   General Definitions. . . . . . . . . . . . . . . . . . . . 2
2.   Scope of Work. . . . . . . . . . . . . . . . . . . . . . . 3
     2.1.  Agreement to Supply and Purchase . . . . . . . . . . 4
     2.2.  Location of Manufacture of Product . . . . . . . . . 4
     2.3.  Failure to Supply. . . . . . . . . . . . . . . . . . 5
     2.4.  Process Improvements License . . . . . . . . . . . . 5

3.   Prices and Payment . . . . . . . . . . . . . . . . . . . . 6
     3.1  Prices. . . . . . . . . . . . . . . . . . . . . . . . 6
     3.2. Price Adjustments . . . . . . . . . . . . . . . . . . 6
     3.3. Audit Rights. . . . . . . . . . . . . . . . . . . . . 7
     3.4. Decrease in Requirements. . . . . . . . . . . . . . . 8
     3.5. Invoices; Payment Terms . . . . . . . . . . . . . . . 8
     3.6. Meet or Release Provisions . . .. . . . . . . . . . . 8

4.   Term and Termination . . . . . . . . . . . . . . . . . . . 9
     4.1. Term. . . . . . . . . . . . . . . . . . . . . . . . . 9
     4.2. Termination for Cause . . . . . . . . . . . . . . .  10
     4.3. Termination for Insolvency, etc . . . . . . . . . .  10
     4.4. Consequences of Termination . . . . . . . . . . . .  11
     4.5. Return of Process Information, etc. . . . . . . . .  11

5.   Required Documents . . . . . . . . . . . . . . . . . . .  12
     5.1. Drug Master File  . . . . . . . . . . . . . . . . .  12
     5.2. Other Approvals . . . . . . . . . . . . . . . . . .  12

6.   Manufacture and Supply Arrangements . . . . . . . . . . . 12
     6.1. Forecasts and Orders . . . . . . . . . . . . . . . . 12
     6.2. Process Improvements . . . . . . . . . . . . . . . . 13
     6.3. Right to Inspect Records . . . . . . . . . . . . . . 14

7.   Warranties  . . . . . . . . . . . . . . . . . . . . . . . 14
     7.1. Conformity to Specifications . . . . . . . . . . . . 14
     7.2. Conformity to Laws and Regulations . . . . . . . . . 14
     7.3. Limitation on Warranties . . . . . . . . . . . . . . 15
     7.4. Approvals  . . . . . . . . . . . . . . . . . . . . . 15

8.   Indemnification . . . . . . . . . . . . . . . . . . . . . 15
     8.1. By Alteon  . . . . . . . . . . . . . . . . . . . . . 15
     8.2. By Ganes . . . . . . . . . . . . . . . . . . . . . . 16
     8.3. Recalls, etc . . . . . . . . . . . . . . . . . . . . 16

     8.4. Limitation of Ganes Liability
          for Breach of Warranty . . . . . . . . . . . . . . . 17


9.   Rejected Shipments  . . . . . . . . . . . . . . . . . . . 17
     9.1. Quality Control Testing by Ganes . . . . . . . . . . 17
     9.2. Analysis by Alteon; Notification
          of Nonconformity . . . . . . . . . . . . . . . . . . 17
     9.3. Payment Obligations for Nonconforming Product. . . . 18
     9.4. Resolution of Disputes as to
          Conformity of Product. . . . . . . . . . . . . . . . 18
     9.5. Return or Disposal of Rejected Product . . . . . . . 19

 10.  Product Complaints/Adverse Reaction Reports. . . . . . . 20
     10.1. Report of Adverse Event . . . . . . . . . . . . . . 20
     10.2. Definition of "Adverse Event" . . . . . . . . . . . 20
     10.3. Definition of "Serious" Adverse Event . . . . . . . 21
     10.4. Notices of Adverse Events . . . . . . . . . . . . . 21

11.  Force Majeure . . . . . . . . . . . . . . . . . . . . . . 21

12.  Confidentiality . . . . . . . . . . . . . . . . . . . . . 22

13.  Additional Provisions . . . . . . . . . . . . . . . . . . 25
     13.1. Notices . . . . . . . . . . . . . . . . . . . . . . 25
     13.2. Entire Agreement. . . . . . . . . . . . . . . . . . 25
     13.3. Waiver. . . . . . . . . . . . . . . . . . . . . . . 26
     13.4. Obligations to Third Parties. . . . . . . . . . . . 26
     13.5. Assignment. . . . . . . . . . . . . . . . . . . . . 26
     13.6. Governing Law . . . . . . . . . . . . . . . . . . . 27
     13.7. Headings. . . . . . . . . . . . . . . . . . . . . . 27
     13.8. Counterparts. . . . . . . . . . . . . . . . . . . . 27
     13.9. Severability. . . . . . . . . . . . . . . . . . . . 27
     13.10.Inconsistency . . . . . . . . . . . . . . . . . . . 27
     13.11.Dispute Resolution. . . . . . . . . . . . . . . . . 27

                       SUPPLY AGREEMENT


     SUPPLY AGREEMENT, dated September 12, 1997, by and between
GANES CHEMICALS INC., a Delaware corporation ("Ganes"), and ALTEON INC., a Delaware corporation ("Alteon").


                       W I T N E S S E T H:

     WHEREAS, Alteon possesses the rights to certain technology relating to uses of the compound, pimagedine, as a pharmaceutical product;

     WHEREAS, Alteon (which was then known as Geritech Inc.) and Ganes entered into a Confidentiality Agreement, effective September 11, 1990 (the "1990 Confidentiality Agreement");

     WHEREAS, Ganes has completed a laboratory assessment of the practicality of producing larger quantities of pimagedine, with positive results;

     WHEREAS, Ganes has commenced pilot plant tests to confirm larger scale production characteristics of the process for manufacturing pimagedine on the terms set forth in a letter, dated October 11, 1995, from Ganes to Alteon (the "October 11 Letter"), which terms Alteon has agreed to; and

     WHEREAS, Ganes and Alteon now wish to enter into an agreement for the commercial scale production of pimagedine;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  General Definitions.

     (a) "Alteon's Fully Allocated Cost" shall mean the aggregate of Alteon's cost of raw materials, direct manufacturing costs, manufacturing fixed and variable overhead (including without limitation depreciation and debt service on plant and equipment) to manufacture the Product and allocated corporate expenses, as more fully set forth on Schedule A, all as recorded on Alteon's own books and records in accordance with generally accepted accounting principles applied on a consistent basis and on a basis consistent with that utilized for the preparation of Alteon's audited financial statements.

     (b)  "FDA" shall mean the United States Food and Drug
Administration, or any successor thereto.

     (c) "Ganes" Cost of Production" shall mean Ganes' cost of manufacturing the Product, including raw materials, direct manufacturing costs and manufacturing fixed and variable overheads, as more fully set forth on Schedule B, all as recorded on Ganes' books and records in accordance with generally accepted accounting principles applied on a consistent basis and on a basis consistent with that utilized for the preparation of Ganes' audited financial statements; provided, however, that only one-third of any decrease in such cost of manufacturing the Product that results from any Process Improvements shall be included in any calculation of Ganes' Cost of Production.

     (d) "Process" shall mean all technical data, information and other know-how related to the manufacture of the Product as previously conveyed by Alteon to Ganes and any such further technical data, information and other know-how developed or acquired by or on behalf of Alteon from time to time during the term of this Supply Agreement, including all technical data, information and know-how developed by Ganes for Alteon pursuant to the 1990 Confidentiality Agreement and the October 11 Letter.

     (e) "Process Improvements" shall mean any changes in the Process independently developed by Ganes during the term of this Supply Agreement.

     (f) "Product" shall mean the compound known as pimagedine, which has the chemical name hydrazinecarboximidamide or guanylhydrazine.

     (g) "Specifications" are the specifications for the Product set forth in Schedule C, as such may be modified from time to time in writing by mutual agreement of the parties.


     2. Scope of Work.

        2.1. Agreement to Supply and Purchase. During the term of this Supply Agreement and following completion of the pilot runs and qualification runs pursuant to the October 11 Letter, Alteon will purchase from Ganes not less than * of its requirements of the Product and Ganes will manufacture such

* Confidential Treatment Requested
quantities of the Product for Alteon based on Alteon's forecasts and purchase orders as provided in Section 6 of this Supply Agreement. Ganes will manufacture the Product in accordance with the Specifications. Alteon hereby grants Ganes a limited, royalty-free license to the Process to the extent (and only to the extent) necessary to enable Ganes to manufacture the Product for Alteon pursuant to this Supply Agreement.

        2.2. Location of Manufacture of Product. Ganes will manufacture the Product at its Pennsville, New Jersey plant, its Carlstadt, New Jersey plant or any other suitable plant that it may subsequently operate. Ganes will also arrange, at its sole expense, for its Swiss affiliate, Siegfried Chemie, Ltd. of Zofingen, Switzerland ("Siegfried"), to serve as a qualified back-up manufacturer of the Product. Ganes will only manufacture the Product at a plant which has been qualified under all applicable laws, rules and regulations and shall be responsible for the cost of qualifying its plants. Ganes shall not have Product manufactured by Siegfried unless (i) Ganes is unable to manufacture Alteon's requirements in its Pennsville, New Jersey plant or its Carlstadt, New Jersey plant, or (ii) the parties mutually agree that there is an economic benefit for both parties in having the Product manufactured by Siegfried; provided, however, that the delivered price of the Product shall not be increased as the result of the manufacture of the Product by Siegfried.

        2.3. Failure to Supply. In the event that Ganes cannot supply Alteon with any quantity of the Product ordered by Alteon, Alteon may purchase such quantity of the Product from a third party and shall be relieved of any obligation to purchase such quantity of the Product from Ganes.

        2.4. Process Improvements License. Ganes hereby grants to Alteon a non-exclusive perpetual right and license to use the Process Improvements to make or have made the Product. Alteon will pay Ganes a royalty during a term to expire on the expiration of the last to expire patent held by Alteon relating to the Product, as extended or restored, for use of the Process Improvements equal to the product of (a) the purchase price paid by Alteon to any supplier other than Ganes for Product manufactured using the Process Improvements or, if Alteon itself manufactures the Product using the Process Improvements, Alteon's Fully Allocated Cost, (b) the percentage decrease in Ganes' Cost of Production of the Product due to use of the Process Improvements, as reasonably determined by Ganes from its internal records (subject to the right of Alteon to have such records audited in accordance with the procedures set forth in Section 3.3) and (c) * percent. As an example, if Ganes had developed Process Improvements that reduced Ganes' Cost of Production by seven and one-half percent and these Process Improvements were used by a third party supplier of the Product which was charging Alteon $* per kilogram, the implied savings to Alteon from the use of the Process Improvements would be $* per kilogram ($* x

* Confidential Treatment Requested

7 1/2%) and Ganes would be entitled to a royalty of $* per kilogram
($* x *%).

     3. Prices and Payment.

        3.1 Prices. During the term of this Supply Agreement, Ganes will manufacture and sell the Product to Alteon at the prices set forth on a pricing schedule (the "Pricing Schedule"), which will be negotiated in good faith by the parties based on Ganes' experience in producing initial commercial quantities of the product, but shall not exceed $* per kilogram for commercial quantities of the Product. All prices shall be F.O.B. Ganes' plant unless otherwise agreed to by the parties. Ganes will ship each order to Alteon or Alteon's designee at the location specified, as instructed by Alteon. Freight and insurance shall be for the account of Alteon, and Alteon will bear the risk of loss, delay or damage in transit from and after delivery to Alteon's designated carrier.

        3.2. Price Adjustments. The prices set forth in the Pricing Schedule shall be adjusted under the following circumstances:

        (a) If the Specifications are changed, the prices set forth in the Pricing Schedule shall be adjusted to reflect any resulting change in Ganes' Cost of Production.

        (b) Not more often than one time per year, the prices set forth in the Pricing Schedule shall be increased or

* Confidential Treatment Requested
decreased to reflect any changes in Ganes' Cost of Production

        (c) Any such price changes pursuant to this Section 3.2 shall be equal to the percentage of the change in Ganes' cost of Production.

        3.3. Audit Rights. In the event of any price adjustments pursuant to Section 3.2, Alteon shall have the right to verify the change claimed by Ganes in Ganes' Cost of Production by conducting an audit of Ganes' Cost of Production through independent auditors. Who are reasonably acceptable to Ganes and who shall have entered into a confidentiality agreement acceptable to Ganes. Such accountants shall report either that Ganes' figures are correct or, if not, what such accountants have determined is the correct figure, but such accountants shall not disclose to Alteon anything further concerning Ganes' Cost of Production or any other financial information they may have obtained from Ganes. Any price change made in consequence of changes in Ganes' Cost of Production shall be adjusted retroactively to reflect the results of such audit. Alteon will pay the cost of such audit except that, in the event that, following such audit, any price adjustment previously made by Ganes shall be decreased by at least five percent, Ganes will pay such cost. An such audit shall be conducted on reasonable notice to Ganes and during normal business hours and no such cost-based price adjustment shall be the subject of more than one such audit, but this limitation shall not extend to the correction of arithmetic mistakes that do not require a new examination of Ganes' records.

        3.4. Decrease in Requirements. In the event that Alteon's anticipated or actual requirements during any two consecutive calendar quarters shall for any reason (whether because of failure to obtain FDA approval of the drug of which the Product is the active ingredient or otherwise) decrease by 80 percent or more from its forecasted requirements for such period, then Ganes may invoice Alteon for, and Alteon will pay for, any finished goods held by Ganes in inventory at the prices set forth in the Pricing Schedule (as adjusted from time to time pursuant to this Section 3), any work in progress (based on the percentage of cost method) any raw materials not returnable or readily usable by Ganes for other products, and restockage charges for raw materials that can be returned; provided, that Alteon may request that Ganes ship any finished goods in inventory, and complete and ship any work in progress.

        3.5. Invoices; Payment Terms. Ganes will invoice Alteon for Product on or after the date such Product is shipped to Alteon or Alteon's designee. Alteon will pay all invoices net 30 days from the date of receipt of invoice.

        3.6. Meet or Release Provisions. In the event that Alteon can obtain comparable quantities of the Product at a delivered price (a) from a third party which can manufacture in accordance with current Good Manufacturing Practices and has been inspected by FDA, and has been approved by Alteon as a source for the Product or (b) by manufacturing the Product itself at Alteon's Fully Allocated Cost, that is at least five percent less than the delivered price currently being charged for the Product by Ganes and on other terms and conditions not materially less favorable to Alteon than the terms and conditions of this Agreement, Alteon will notify Ganes, setting forth in detail the third party offer of its calculation, in the case of its own manufacture, of Alteon's Fully Allocated Cost. If Ganes does not, within 31 days of such notification by Alteon, agree to meet such lower price or Alteon's Fully Allocated Cost, as the case may be, Alteon shall have the right to deduct the quantity of the Product obtained from such third party or manufactured by Alteon from any purchase obligation hereunder but, in such event, Ganes may at its sole election terminate this Agreement.


     4. Term and Termination.

        4.1. Term. The term of this Supply Agreement shall commence on the date hereof and, unless sooner terminated pursuant to the terms of this Supply Agreement, shall continue until five years after the first approval by the FDA of any New Drug
Application filed by Alteon for the drug of which the

Product is the active ingredient. Thereafter, the term of this Supply Agreement shall be automatically extended for successive one-year periods unless Ganes or Alteon shall give written notice of termination at least 18 months before the then-current expiration date of this Supply Agreement.

        4.2. Termination for Cause. Either Ganes or Alteon may terminate this Supply Agreement prior to the end of the term upon 45 days prior written notice, specifying the nature of the breach, delivered by either party to the other party, in the event that the other party has breached any material provision of this Supply Agreement and fails to remedy the breach prior to expiration of the 45-day period. Such right to terminate this Supply Agreement shall be without prejudice to any of the other remedies which may be available to the notifying party. The right of either party to terminate this Supply Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

        4.3. Termination for Insolvency, etc. Either Ganes or Alteon may terminate this Supply Agreement immediately by written notice if the other party becomes insolvent, or if proceedings are instituted against the other party for reorganization or other relief under any bankruptcy law, or if any substantial part of a party's assets comes under the jurisdiction of a receiver or trustee in an insolvency proceeding.

        4.4. Consequences of Termination. Termination, relinquishment or expiration of this Supply Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either party from obligations which expressly survive termination or expiration of this Supply Agreement. The parties' rights and obligations under Sections 2.4, 7, 8, 9, 12, 13.6 and 13.11 shall survive termination of this Supply Agreement. Upon termination pursuant to Section 4.1, Ganes shall manufacture and ship to Alteon any Product previously ordered and Alteon will pay for all such Product and will also pay any outstanding invoices, in each case upon the terms set forth in
Section 3.5.

        4.5. Return of Process Information, etc. Except as otherwise provided in this Supply Agreement, upon any expiration or termination of this Supply Agreement, Ganes shall promptly return or provide to Alteon all data, information and know-how comprising the Process and all rights granted to Ganes to use the Process (other than to fulfill any remaining obligations under this Supply Agreement) shall immediately terminate.

     5. Required Documents.

        5.1. Drug Master File. The parties agree to cooperate fully in the preparation and filing of any and all documents required by regulatory agencies to give force and effect to this Supply Agreement. Ganes shall be responsible for the preparation and filing of the Drug Master File for the Product and Alteon will reimburse Ganes for reasonable expenses incurred by Ganes in connection with such preparation and filing.

        5.2. Other Approvals. Alteon will regularly inform Ganes of the status of its New Drug Application for the drug of which the Product is an active ingredient. In connection with the covenant set forth in Section 7.3, Ganes will regularly inform Alteon of the status of the approval process and will promptly inform Alteon of any problems it encounters.

     6. Manufacture and Supply Arrangements.

        6.1. Forecasts and Orders. Alteon will provide Ganes with an initial forecast of the quantity of the Product it expects Ganes to supply during the first year of commercial scale production of the Product as soon as practicable. Thereafter, during the last week of each calendar quarter of the term of this Supply Agreement, Alteon will provide Ganes with a forecast of the quantities of Product which Alteon expects Ganes to supply to Alteon in each of the following six calendar quarters. The forecast for the first two calendar quarters covered by each such forecast shall be firm and Alteon will submit purchase orders to Ganes for such amounts setting forth shipping instructions and delivery dates therefor. No such purchase order may be canceled or amended except by mutual agreement of Alteon and Ganes; provided, however, that in the event that Alteon's actual requirements for such two calendar quarters decreases by 80% or more from its forecasted requirements for such period, such decrease shall have the consequences (and only the consequences) set forth in Section
3.4. Ganes will indicate its acceptance of purchase orders by promptly acknowledging acceptance of each such order in writing and including the anticipated shipment date of the Product ordered. Ganes will use its best efforts, consistent with Ganes's other commitments, to supply amounts of the Product which exceed previously forecasted amounts and to adjust its production capacity to accommodate such forecasts for the Product.

        6.2. Process Improvements. Ganes will manufacture the Product in accordance with the Process and any Process Improvements that Ganes may develop. Ganes will not use any Process Improvements prior to such Process Improvements being reviewed and approved by Alteon in accordance with Alteon's process changes procedures as in effect from time to time. Ganes will be responsible for the cost of implementing Process Improvements unless otherwise agreed to by Alteon in writing. Alteon will pay the cost of implementing modifications in the

Process or Specifications initiated and requested by Alteon unless otherwise agreed to by Ganes in writing.

        6.3. Right to Inspect Records. Alteon shall have the right, on reasonable notice during normal business hours, to inspect all records and facilities associated with the (a) manufacture and processing of the Product, (b) receipt, storage and issuance of components and ingredients thereof, and (c) storage of Product held in inventory.


     7. Warranties.

        7.1. Conformity to Specifications. Ganes warrants that, at the time of shipment by Ganes, all Product sold and delivered pursuant to this Supply Agreement will conform to the Specifications.

        7.2. Conformity to Laws and Regulations. Ganes warrants that to the extent not attributable to the specifications, all Product manufactured, sold and shipped pursuant to this Supply Agreement shall, at the time of such shipment, be in compliance with all applicable governmental laws and regulations and shall have been manufactured in accordance with applicable current Good Manufacturing Practices Regulations ("cGMP") and Drug Listing Regulations promulgated under the Federal Food, Drug and Cosmetics Act (21 U.S.C. S.301. et seq.), as set forth in 21 CFR 210, as then in effect.

        7.3. Limitation on Warranties. THE WARRANTIES SET FORTH IN SECTIONS 7.1 AND 7.2 ARE IN LIEU OF AND EXCLUDE ALL OTHER
WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY OPERATION OF LAW OR
OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        7.4. Approvals. Ganes will use its best efforts timely to obtain all necessary approvals from federal and state governmental agencies necessary for the manufacture and sale of the Product as a bulk pharmaceutical pursuant to this Supply Agreement so that the lack of any such approval does not delay approval of Alteon's New Drug Application for any drug of which the Product is the active ingredient.


     8. Indemnification.

        8.1. By Alteon. Alteon hereby agrees to indemnify, defend and hold harmless Ganes and its directors, officers, employees and agents against any and all claims, losses, damages, expenses, reasonable attorneys' fees, settlement costs and judgments to which Ganes or its directors, officers, employees and agents may be subject with respect to the Product or the drug of which the Product is the active ingredient or arising out of or resulting from any subsequent formulation, repackaging, distribution or other use of the Product supplied hereunder, including third party liability claims relating thereto, except any such losses, damages, expenses, fees, settlement costs and judgments which arise under facts and circumstances pursuant to which Ganes would be required to indemnify Alteon under the provisions of Section 8.2.

        8.2. By Ganes. Ganes agrees to indemnify, defend and hold harmless Alteon and its directors, officers, employees and agents against any and all losses, damages, expenses, reasonable attorneys' fees, settlement costs and judgments arising out of or resulting from Ganes' material breach of any of its warranties or covenants under Section 7, except to the extent that such losses, damages, expenses, fees, settlement costs and judgments result from the breach by Alteon of its covenants under this Supply Agreement or the negligence or willful misconduct of Alteon, its employees or agents.

        8.3. Recalls, etc. In the event that the FDA shall allege or prove that the drug of which the Product is the active ingredient does not comply with the rules and regulations of the FDA as a result of a breach of the warranties or covenants set forth in Section 7 of this Supply Agreement, Alteon will immediately notify Ganes and both parties shall cooperate fully regarding the investigation and disposition of any such matter. If Alteon shall be required or reasonably deems it appropriate to recall such drug and such recall is a consequence of any act or the negligence of, or breach of warranty or covenants by, Ganes and not of any act or negligence of Alteon, then in such event, Ganes will bear all reasonable direct costs associated with said recall including, without limitation, replacement of the Product or refund of the price thereof and the actual cost of conducting the recall in accordance with FDA recall guidelines.

        8.4. Limitation of Ganes' Liability for Breach of Warranty. Except under circumstances in which Ganes is required to indemnity Alteon pursuant to Section 8.2 or pay the cost of a recall pursuant to Section 8.3 and except to the extent provided in Sections 8.2 and 8.3, (a) Ganes' sole obligation to Alteon with respect to any breach of the warranties or covenants set forth in Section 7 shall be the replacement of any non-conforming Product or, if Ganes cannot replace such non-conforming Product, to refunding the purchase price thereof, and (b) Ganes shall not be liable for incidental, special, exemplary, liquidated or consequential damages or for loss of profit or for any damage suffered by any third party.


     9. Rejected Shipments.

        9.1. Quality Control Testing by Ganes. Ganes shall conduct quality control testing of the Product prior to shipment in a manner consistent with Ganes, internal quality control procedures for similar products. Ganes shall retain records pertaining to such testing.

        9.2. Analysis by Alteon; Notification of Nonconformity. Alteon or Alteon's designee will analyze each shipment of the Product promptly upon receipt. Shipments shall be considered to comply with the Specifications and the warranties set forth in Section 7 unless Alteon or Alteon's designee gives Ganes notice in writing, together with supporting documentation, that it does not consider a particular shipment to comply within 60 days of receipt of that shipment. If Alteon or Alteon's designee gives Ganes such notice, Ganes shall thereupon be given access to the shipment in question to conduct its own analysis thereof, and the parties will endeavor to agree amicably as to whether or not the shipment does comply with the Specifications and such warranties. In the interim, if requested by Alteon, Ganes will make a replacement shipment as soon as practicable using reasonable efforts. Such replacement Product shall be invoiced by Ganes and paid for by Alteon at the same price as the rejected shipment of Product was invoiced.

        9.3. Payment Obligations for Nonconforming Product. Alteon shall not be obligated to pay for any rejected shipment of Product which fails to meet Specifications or conform with such warranties, but Alteon shall be obligated to pay in full for any rejected shipment of Product which is subsequently determined to meet Specifications and conform with such warranties.

        9.4. Resolution of Disputes as to Conformity of Product. In the event that the parties are unable to agree as to whether or not a shipment of the Product complies with the Specifications or such warranties, the question will be submitted to an independent quality control laboratory as the parties may mutually agree upon. The findings of such independent laboratory shall be binding on the parties, absent manifest error. In the event that Ganes concedes or the independent quality control laboratory finds that the shipment in question does not comply with the Specifications or such warranties, Ganes will, if a replacement shipment has not been made pursuant to Section 9.2, promptly supply Alteon with the same quantity of the Product, shipping and insurance paid by Ganes, as contained in the shipment in question at Ganes' expense. Subject to Ganes' indemnification obligations under Sections 8.2 and 8.3, such shipment shall satisfy and discharge any claims or potential claims of Alteon against Ganes in regard to such shipment, but shall not relieve Alteon of its obligation to pay for accepted Product. Cost for the independent quality control laboratory shall be borne by the party whose results are shown by such laboratory to have been incorrect.
During the pendency of a dispute that requires settlement by an independent laboratory under this subsection, if requested to do so by Alteon, Ganes will replace the portion of such shipment under dispute in accordance with the terms of Section 9.1 above until such dispute is resolved.

        9.5. Return or Disposal of Rejected Product. At its option, Ganes may make arrangements with Alteon for the return or disposal of any shipment of the Product rejected by

Alteon pursuant to this Section 9. Ganes will pay the return shipping and/or disposal costs for any rejected shipment of the Product.


     10. Product Complaints/Adverse Reaction Reports.

         10.1. Report of Adverse Event. If either party becomes aware of any report concerning the Product which may involve or impact Ganes's manufacture hereunder, the party will promptly communicate such report to the other party in writing. If either Ganes or Alteon receives any report of an Adverse Event (as such term is defined below) relating to the Product, the party receiving such report will notify the other party, in the case of a "serious" Adverse Event, within three working days of such party becoming aware of such an event either by facsimile or telephone, and in the case of any other Adverse Event, on a monthly basis. In addition, each party shall report all instances of known use during pregnancy of any drug of which the Product is the active ingredient.

         10.2. Definition of "Adverse Event". As used herein,
"Adverse Event" shall mean any negative symptom experienced at the time of or after the taking of any drug of which the Product is the active ingredient, whether or not considered drug related, including any side effects, injury, toxicity or sensitivity reaction, or significant failure of expected pharmacological action. Also included are instances of symptomatic overdose, abuse or withdrawal reactions.

         10.3. Definition of "Serious" Adverse Event. A "serious"
Adverse Event is one that is life-threatening, that is, an Adverse Event that puts the patient at risk of dying, requires hospitalization, prolongs existing hospitalization or results in permanent disability, birth defect, cancer or death.

         10.4. Notices of Adverse Events. All Adverse Event reports should be provided:

         If to Alteon, to:

         Alteon Inc.
         170 Williams Drive
         Ramsey, New Jersey 07446
         Attention: Kenneth Cartwright,
                    Senior Vice President,
                    Development and Regulatory Affairs
                    Telephone: (201) 818-5875
                    Telecopier: (201) 934-8880

         If to Ganes, to:

         Ganes Chemicals Inc.
         630 Broad Street
         Carlstadt, New Jersey 07072
         Attention:  Director, Custom Manufacturing
         Telephone:  (201) 507-4300
         Telecopier: (201) 507-1930/1907


     11. Force Majeure. If the performance by either party of any obligation under this Supply Agreement is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall upon giving written notice to the other party be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with utmost dispatch whenever such causes are removed. When such circumstances arise, Alteon may purchase the Product from a third party in accordance with Section 2(c) and the parties shall discuss what, if any, modification of the terms of this Supply Agreement may be required in order to arrive at an equitable solution.


     12. Confidentiality. The parties agree that all materials, documents, data, reports and information provided to Ganes by Alteon (whether prior to or during the term of this Supply Agreement), including but not limited to Product information, forecasts and plans for marketing and sale of Product, and all documents, data, information and know-how comprising the Process (the "Alteon Confidential Information"), are and shall be considered as confidential information of Alteon and the sole property of Alteon, and that all materials, documents, data, reports and information provided to Alteon by Ganes, including but not limited to all documents, data, information and know-how comprising the Process Improvements (the "Ganes Confidential Information") are and shall be considered as confidential information of Ganes and the sole property of Ganes.

The Alteon Confidential Information and the Ganes Confidentiality Information are referred to in this Section 12, individually or collectively, as "Confidential Information". During the term of this Supply Agreement and for a period for seven years after the termination or expiration of this Supply Agreement, the party receiving any Confidential Information from the disclosing party hereunder shall treat all Confidential Information as confidential and exercise due care at all times to prevent the unauthorized disclosure or use of Confidential Information. This obligation shall not apply to:

         (a) information which is known to the receiving party prior to disclosure or is independently developed by the receiving party as evidenced by such party's written records;

        (b) information disclosed to the receiving party hereunder in a non-confidential manner by a third party which has a right to make a disclosure and does not have an obligation of confidentiality to the disclosing party hereunder with respect to this disclosure;

         (c) information which is or becomes (through no breach or fault of the receiving party) patented, published or otherwise part of the public domain; and

         (d) information which is required to be disclosed under penalty of law; provided, however, that the receiving party has taken all steps available under law

      (but not the institution of legal action) to protect this information and notifies the disclosing party hereunder of its obligation to make the disclosure prior to the time such disclosure is made.

      All copies of Confidential Information disclosed in writing by one party to the other shall be returned to the disclosing party within 30 days of the termination of this Supply Agreement, except that each party may retain one complete record copy of the other party's information for archival purposes to assure compliance with this Supply Agreement; provided, however, that the return of said copies does not relieve the parties of their continuing obligation under this Supply Agreement to maintain the confidentiality of this information. This Section 12 is intended to supersede the 1990 Confidentiality Agreement.

      Notwithstanding the provisions of this Section 12, Alteon may disclose Process Improvements to third parties for use consistent with the license granted to Alteon in Section 2.4, subject to any such third party entering into a confidentiality agreement on substantially the same terms as set forth in the preceding paragraphs of this Section 12. Upon termination or expiration of this Supply Agreement, Alteon shall not be required to return to Ganes copies of Confidential Information disclosing Process Improvements necessary to enable to Alteon to use the license granted to Alteon in Section 2.4, provided that such use shall continue to be subject to the confidentiality obligations of this Section 12.


     13. Additional Provisions.

         13.1. Notices. Any notices permitted or required by this Supply Agreement shall be sent by facsimile transmission (with receipt verified by telephone), certified or registered mail
(return receipt requested) or express courier, and shall be effective when received if sent and addressed as follows or to such other address as may be designated by a party in writing:

         If to Ganes, to:

         Ganes Chemicals Inc.
         630 Broad Street
         Carlstadt, New Jersey 07072
         Attention:  Director, Custom Manufacturing
         Telephone:  (201) 507-4300
         Telecopier:(201) 507-1930

         If to Alteon, to:

         Alteon Inc.
         170 Williams Drive
         Ramsey, New Jersey 07446-2907
         Attention: Kenneth I. Moch
                    Senior Vice President, Finance &
                      Business Development and Chief
                      Financial officer
         Telephone: (201) 818-5500
         Telecopier:(201) 934-8880


         13.2. Entire Agreement. The parties hereto acknowledge that this Supply Agreement, the 1990 Confidentiality Agreement and the October 11 Letter set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings with respect to such subject matter. No modification of any of the terms of this Supply Agreement, or any amendments hereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade nor any terms and conditions of any Alteon purchase order form or Ganes acknowledgment shall be used to modify the terms and conditions set forth herein.

         13.3. Waiver. No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

         13.4. Obligations to Third Parties. Each party warrants and represents that proceeding as provided herein is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.

         13.5. Assignment. This Supply Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that this Agreement may be assigned without such consent to a purchaser of substantially all of the assets of either of the parties.

         13.6. Governing Law. The validity, interpretation and effect of this Supply Agreement shall be governed by and construed under the laws of the State of New Jersey, without regard to its conflict of law principles.

         13.7.  Headings. The headings used in this Supply
Agreement are for convenience only and are not a part of this Supply Agreement.

         13.8. Counterparts. This Supply Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

         13.9. Severability. Any term or provision of this Supply Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Supply Agreement unless the effect of such invalidity is to frustrate the overall intention of the parties.

         13.10. Inconsistency. If there is any inconsistency between the provisions of this Supply Agreement and any purchase order or other document passing between the parties, the provisions of this Agreement shall control and be determinative.

         13.11.  Dispute Resolution.

         (a) The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Supply Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy and who do not have direct responsibility for administration of this Supply Agreement. The disputing party shall give the other party written notice of the dispute. Within ten days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within twenty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

         (b) If the matter has not been resolved within thirty days of the disputing party's notice, or if the party receiving said notice will not meet within twenty days, either party may initiate mediation of the controversy or claim in accordance the Center for Public Resources Model Procedure for Mediation of Business Disputes.

         (c) If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty days of the initiation of such procedure, or if either party will not participate in a mediation, the controversy shall be settled by binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, none of whom shall be appointed by parties. The arbitrators shall be selected from the CPR Panels of Distinguished Neutrals and shall be attorneys with at least 15 years of experience in commercial law. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

         (d) All deadlines specified in this Section 13.11 may be extended by mutual written agreement.

         (e) The procedures specified in this Section 13.11 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Supply Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage and, provided further, that the arbitrators are specifically empowered to grant injunctive relief and specific performance. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 13.11. All applicable statutes of limitation shall be tolled while the procedures specified in this Section

13.11 are pending. The parties will take such action, if any, required to effectuate such tolling.


     IN WITNESS WHEREOF, the parties hereto have each caused this Supply Agreement to be executed by their duly authorized representatives as of the date first above written.

                                   GANES CHEMICALS INC.



                                    By: /s/ R. Reinfried
                                        -------------------------
                                       Title: President


                                    ALTEON INC.



                                    By: /s/ Kenneth I. Moch
                                        -------------------------
                                       Title: C.F.O.




Schedule A - Alteon's Fully Allocated Cost
Schedule B - Ganes' Cost of Production
Schedule C - Specifications

PAGE

                                                       Schedule A


     "Alteon's Fully Allocated Cost" means Alteon's cost to manufacture the Product plus certain related costs. Alteon's cost of manufacturing is computed in accordance with generally accepted accounting principles, as recorded on Alteon's books and records. Specifically, full absorption of manufacturing costs is applied using standard costing methodology. Alteon's Fully Allocated Cost includes, but is not limited to, the following:

      Direct Manufacturing Costs

      Raw materials and packaging
      Labor
      Utilities
      Quality testing
      Environmental costs


      Indirect/Variable Manufacturing Overheads

      Upkeep and repair of manufacturing equipment and infrastructure
      Materials and supplies indirectly consumed in the
        manufacturing process
      Cost of regulatory compliance
      Manufacturing supervision and allocated cost of other services provided to manufacturing


      Fixed Manufacturing Overheads

      Depreciation of manufacturing assets
      Taxes on property and assets
      Debt service on plant and equipment
      Insurance

                                                       Schedule B


      "Ganes' Cost of Production" means Ganes' cost of manufacturing the Product. Ganes' cost of manufacturing is computed in accordance with generally accepted accounting principles, as recorded on Ganes' books and records. Specifically, full absorption of manufacturing costs is applied using standard costing methodology. These costs include, but are not limited to, the following:

      Direct Manufacturing Costs

      Raw materials and packaging
      Labor
      Utilities
      Quality testing
      Environmental costs


      Indirect/Variable Manufacturing Overheads
      Upkeep and repair of manufacturing equipment and
        infrastructure
      Materials and supplies indirectly consumed in the
        manufacturing process
      Cost of regulatory compliance
      Manufacturing supervision


      Fixed Manufacturing Overheads

      Depreciation of manufacturing assets
      Taxes on property and assets

                                 *                     Schedule C

                Raw Material Prototype Specification

*

* Confidential Treatment Requested

                                 *

                Raw Material Prototype Specification

*

*Confidential Treatment Requested

                                 *

                Raw Material Prototype Specification

*

*Confidential Treatment Requested